Exhibit 99

PepsiAmericas Reports First Quarter 2008 Results

  Reported EPS increased 19% to $0.19; Adjusted EPS up 12%.
  Volume grew 12.7% with constant territory volume up 1.7%.
  Operating profits increased 18%; up 16% after adjusting for special charges.

MINNEAPOLIS--(BUSINESS WIRE)--PepsiAmericas, Inc. (NYSE:PAS) today reported net income of $24.7 million in the first quarter of 2008, with revenue up 14 percent including acquisitions. Diluted earnings per share (EPS) was $0.19 in the first quarter of 2008. These results compare to first quarter reported net income in 2007 of $20.6 million, or EPS of $0.16, which included a $0.01 reduction related to special charges.

Chairman and Chief Executive Officer Robert C. Pohlad said, “First quarter was a continuation of those things that drove our success in 2007, with good execution across our diverse portfolio of markets.

“Central and Eastern Europe continued to drive our growth, reflecting the significant opportunities in these developing and emerging beverage markets. Strong execution of our brand and channel initiatives drove European volumes up double digits, reflecting growth across all categories. In the U.S., we were able to partially offset lower volume with good execution on our pricing, innovation and productivity initiatives.”

Mr. Pohlad continued, “The diversity of our markets, and our ability to manage the challenges and maximize our opportunities continue to position us well for growth.”

First Quarter Worldwide Financial Highlights

  Revenue increased 14 percent to $1.1 billion, with acquisitions contributing 8 percentage points along with strong international growth.
  Volume improved by 12.7 percent, with constant territory up 1.7 percent driven by double digit volume growth in Central and Eastern Europe.
  Operating income increased 18 percent to $70.3 million, including acquisitions. Year over year special charges added 2 percentage points to this increase, while currency added 6 percentage points.
  The company repurchased shares totaling $81.2 million during the quarter and increased its dividend.

First Quarter U.S. Operations Highlights

Volume declined 1 percent in the quarter compared to prior year, including an estimated 1 percentage point benefit from the Easter holiday shift. Carbonated soft drink (CSD) volume declined 1 percent, an improvement from past trends due to the holiday benefit and growth in flavored CSDs. The non-carbonated category, excluding Aquafina, was up 8 percent reflecting the successful execution and innovation in hydration and energy, partially offset by a slow down in teas as the company cycled through strong volume and innovation of a year ago. Aquafina volume was down 11 percent in the quarter, cycling strong growth from a year ago and reflecting a softer category.

Net sales in the U.S. grew 2 percent to $780.8 million in the first quarter. Net pricing growth of 3.1 percent primarily reflected rate increases, which covered the higher cost of goods sold. The company’s single serve business declined 4 percent, reflecting softness in the convenience and gas and foodservice channels, representative of a challenging economic environment. Take home package case sales were comparable to last year. Domestic cost of goods sold per unit increased 4.1 percent, reflecting increased raw material costs and higher non-carbonated mix related costs, and gross profit increased almost 1 percent to $318.2 million.

Selling, delivery and administrative expenses increased 2 percent to $260.3 million. Favorable compensation and benefit expenses and effective cost management partially offset significantly higher fuel costs in the quarter. First quarter operating income was $57.4 million including special charges of $0.5 million, compared to $60.4 million in the prior year quarter which included special charges of $1.2 million.

First Quarter International Operations Highlights

Central and Eastern European (CEE) volume grew 61.8 percent. Constant territory volume was up 10 percent led by double digit growth in Romania and Poland, reflecting strong brand and channel development. CEE’s net sales were $263 million in the first quarter, up 84 percent, with nearly 56 percentage points of the increase attributable to acquisitions. The remainder reflected currency benefits, higher volume and pricing improvements.

Average net pricing increased 17.3 percent, reflecting a 16 percentage point benefit from currency with the remainder due to a 3 percentage point underlying rate increase partially offset by acquisition impact. Cost of goods sold per unit increased 24.2 percent with currency adding 12 percentage points, acquisitions adding 9 percentage points, and the remainder driven by higher raw material costs. Gross profit grew 69 percent to $92.9 million for the quarter, with acquisitions driving 33 percentage points of the increase. Selling, delivery and administrative expenses of $78 million were up 45 percent, which included 23 percentage points from acquisitions. The remaining increase was driven mainly by currency and continued investments in advertising and marketing.

CEE’s operating income increased to $14.9 million, a $13.9 million improvement over the prior year driven by acquisitions, currency benefits and improved operational performance.

The Caribbean business reported a volume increase of 4.8 percent driven mainly by Puerto Rico. Net sales were $54.9 million, up 5 percent with a 1.3 percent improvement in pricing. Cost of goods sold per unit increased 3.2 percent resulting in a decrease in gross profit to $12.7 million in the quarter. Selling, delivery and administrative costs were flat, resulting in an operating loss of $2 million for the quarter, consistent with the prior year.

Conference Call

PepsiAmericas will hold its first quarter 2008 earnings conference call at 10:00 AM CDT today, Tuesday, April 22, 2008, through a live webcast over the internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of our website.

PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states; Central and Eastern Europe, including Poland, Hungary, the Czech Republic, Slovakia, Romania and Ukraine; and the Caribbean. For more information on PepsiAmericas, please visit our website.

Cautionary Statement

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation, including tax laws; cost and outcome of environmental claims; availability and cost of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable foreign currency rate fluctuations; cost and outcome of legal proceedings; integration of acquisitions; failure of information technology systems; and general economic, business and political conditions in the countries and territories where we operate. For further information, please see "Risk Factors" in our 2007 Annual Report on Form 10-K.

PEPSIAMERICAS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited and in millions, except per share data)

	First Quarter

	2008	2007

Net sales	$1,098.7	$960.2
Cost of goods sold	674.9	576.0
Gross profit	423.8	384.2
Selling, delivery and administrative expenses	353.0	323.4
Special charges	0.5	1.4
Operating income	70.3	59.4
Interest expense, net	29.6	25.7
Other expense, net	1.3	1.4
Income from continuing operations before income taxes, minority interest and equity in net loss of nonconsolidated companies	39.4	32.3
Income taxes	13.4	11.9
Minority interest	(0.9)	0.2
Equity in net loss of nonconsolidated companies	(0.4)	-
Net income	$24.7	$20.6

Weighted average common shares:
Basic	127.0	126.2
Incremental effect of stock options and awards	1.9	1.8
Diluted	128.9	128.0

Earnings per share:
Basic	$0.19	$0.16
Diluted	0.19	0.16

Cash dividends declared per share	$0.135	$0.13

PEPSIAMERICAS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited and in millions)

	End of First Quarter	End of Fiscal Year
	2008	2007
ASSETS:
Current assets:
Cash and cash equivalents	$198.2	$189.7
Receivables, net	345.8	330.6
Inventories:
Raw materials and supplies	139.4	144.5
Finished goods	169.6	143.2
Total inventories	309.0	287.7

Other current assets	127.0	114.1
Total current assets	980.0	922.1

Property and equipment	2,904.8	2,850.5
Accumulated depreciation	(1,576.2)	(1,520.9)
Net property and equipment	1,328.6	1,329.6

Goodwill and intangible assets, net	2,972.5	2,978.3
Other assets	76.8	78.0

Total assets	$5,357.9	$5,308.0

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$459.1	$337.6
Payables	237.4	224.0
Other current liabilities	302.8	341.0
Total current liabilities	999.3	902.6

Long-term debt	1,802.6	1,803.5
Deferred income taxes	288.9	282.5
Minority interest	274.3	273.4
Other liabilities	185.7	187.7

Total liabilities	3,550.8	3,449.7

Shareholders' equity:
Preferred stock	-	-
Common stock	1,282.2	1,292.7
Retained income	678.0	670.9
Accumulated other comprehensive income	122.2	98.8
Treasury stock	(275.3)	(204.1)
Total shareholders' equity	1,807.1	1,858.3

Total liabilities and shareholders' equity	$5,357.9	$5,308.0

PEPSIAMERICAS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited and in millions)

	First Quarter
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24.7	$20.6
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	55.2	48.0
Deferred income taxes	1.6	0.3
Special charges	0.5	1.4
Cash outlays related to special charges	(0.6)	(7.6)
Equity in net loss of nonconsolidated companies	0.4	-
Excess tax benefits from share-based payment arrangements	(0.8)	(1.0)
Other	4.6	4.4
Changes in assets and liabilities:
(Increase) decrease in receivables	(3.4)	6.9
Increase in inventories	(17.5)	(13.5)
Increase in payables	14.2	18.9
Net change in other assets and liabilities	(61.9)	(11.7)
Net cash provided by operating activities of continuing operations	17.0	66.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(31.5)	(60.8)
Proceeds from sales of property	0.7	2.4
Net cash used in investing activities	(30.8)	(58.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	120.2	60.0
Repayment of long-term debt	-	(11.6)
Treasury stock purchases	(81.2)	(39.7)
Excess tax benefits from share-based payment arrangements	0.8	1.0
Issuance of common stock	0.9	4.3
Cash dividends	(17.7)	(15.9)
Net cash provided by (used in) financing activities	23.0	(1.9)

Net operating cash flows used in discontinued operations	(6.7)	(1.0)
Effects of exchange rate changes on cash and cash equivalents	6.0	-
Change in cash and cash equivalents	8.5	5.4
Cash and cash equivalents at beginning of year	189.7	93.1
Cash and cash equivalents at end of year	$198.2	$98.5

Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included below is a reconciliation of certain non-GAAP financial measures compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, net income and basic and diluted earnings per share. To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involve special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the tables below that summarizes these adjustments that impact comparability of the periods presented:

1. Reconciliation of Non-GAAP disclosures (continued):

	First Quarter 2008		First Quarter 2007

	Operating Income	Net Income	Operating Income	Net Income
(Unaudited, in millions)
As Reported	$70.3	$24.7	$59.4	$20.6
Items impacting comparability:
Special charges	0.5	0.3	1.4	0.9
Adjusted Comparisons	$70.8	$25.0	$60.8	$21.5

Weighted average common shares:
Basic		127.0		126.2
Incremental effect of stock options and awards		1.9		1.8
Diluted		128.9		128.0

Earnings per share - basic
As reported		$0.19		$0.16
As adjusted		$0.20		$0.17

Earnings per share - diluted
As reported		$0.19		$0.16
As adjusted		$0.19		$0.17

Adjustments included in this earnings release were as follows:

In the first quarter of 2008, we recorded special charges of $0.5 million in the U.S. related to our strategic realignment of the U.S. sales organization, primarily for relocation costs.

In the first quarter of 2007, we recorded special charges of $1.2 million in the U.S. related to our strategic realignment of the U.S. sales organization. In addition, we recorded special charges of $0.2 million in Central and Eastern Europe, primarily related to a reduction in the workforce. These special charges were primarily for severance, related benefits and relocation costs.

Other item impacting comparability:

In the second quarter of 2007, we completed the formation of a joint venture with PepsiCo to acquire an 80 percent interest in Sandora, LLC ("Sandora"), the leading juice company in Ukraine. Under the terms of the joint venture agreement, we hold a 60 percent interest and PepsiCo holds a 40 percent interest. On August 20, 2007, the joint venture completed its 80 percent acquisition of Sandora. During the fourth quarter of 2007, the joint venture acquired the remaining 20 percent interest in Sandora. We fully consolidated the results of operations of the joint venture and report minority interest in our Condensed Consolidated Financial Statements. Due to the timing of the receipt of available financial information, we record results on a one-month lag basis.

In the third quarter of 2007, we purchased a 20 percent interest in a joint venture that owns Agrima JSC ("Agrima"). Agrima produces, sells and distributes PepsiCo products and other beverages throughout Bulgaria. We record equity in net earnings of nonconsolidated companies in our Condensed Consolidated Financial Statements. Due to the timing of the receipt of available financial information, we record results on a one-quarter lag basis.

CONTACT:
PepsiAmericas, Inc.
Investor Relations:
Sara Zawoyski, 612-661-3830
Media Relations:
Mary Viola, 847-598-2870